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                     August 8, 2023

       Dennis Nguyen
       Chief Executive Officer
       Society Pass Incorporated
       701 S. Carson Street Suite 200
       Carson City NV 89701

                                                        Re: Society Pass
Incorporated
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 001-41037

       Dear Dennis Nguyen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services